[AIRPORT SYSTEMS LOGO]



 ------------------------------------------------------------------------------
             11300 W. 89th Street - Overland Park, Kansas 66214 USA
                         913/495-2614 - Fax 913/492-0870


Contact:    Thomas C. Cargin
            Vice President - Finance and Administration
            (913) 495-2614


                     AIRPORT SYSTEMS ANNOUNCES $7.0 MILLION
                            IN NAVAID CONTRACT AWARDS

OVERLAND PARK, Kansas (October 23, 2000) - Airport Systems International, Inc. (AMEX:ASY) announced that it has been awarded navaid contracts in the United States, Asia and Africa for a total value of $7.0 million. In the largest of the contracts, prime contractor SAIC has issued a subcontract to replace up to 136 instrument landing system localizer antennas. The first phase includes delivery and installation of five systems over the next four months. The second phase includes options for an additional 131 systems to be delivered over 12 months. These systems will be installed at U.S.A.F. bases in the U.S. and throughout the world.

The other U.S. contracts include orders to supply the FAA with twenty-eight (28) Portable Instrument Landing System Receivers (PIRs) and an ILS to the Red Wing, Minnesota airport. The contracts in Asia and Africa are for very high-frequency omni-range (VOR) and distance measuring (DME) equipment. The Company expects to ship a significant portion of these contracts in the second and third fiscal quarters.

"We are very pleased with the award of these navaid contracts, particularly with the award of the SAIC subcontract," said Keith Cowan, President and Chief Executive Officer. "We were selected as the winner of this contract based on our best value approach. The high reliability of this new generation of equipment will greatly reduce Air Force maintenance costs and increase system availability. The FAA contract is for the shipment of the PIR product we purchased from Navaids, Inc. in the fall of 1999. The contract in Africa represents a new market for us, while the Asia and U.S. contracts reinforce our position as a significant supplier into these markets," Cowan added.

Airport Systems International, Inc., is a designer and manufacturer of electronic components, subassemblies and systems. Its aerospace unit designs, manufactures and implements ground-based radio navigation and landing systems (navaids) and airfield lighting to aid the in-flight navigation and ground movement of aircraft. These products are used worldwide to guide the navigation of aircraft in various phases of flight and in all visibility conditions. Additionally, the Company's DCI subsidiary provides contract electronic manufacturing services and custom liquid crystal display devices.




                                     - END -